Exhibit 1A-15

American Homeowner Preservation

Ownership Structure


American Homeowner Preservation 2015A+, LLC
Class A
Investors
Members
Class M
American Homeowner Preservation Management LLC
Managing Member
AHP Capital Management LLC
Investment Manager
Neighborhoods United LLC
Jorge Newbery
90.1%
Echeverria Kelly
9.9%

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